EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower,
   Suite 2100, Oakbrook Terrace, IL  60181, (630) 954-0400            AMEX: JOB


  FOR IMMEDIATE RELEASE                                          April 28, 2005

  COMPANY:   General Employment Enterprises, Inc.

  CONTACTS:  Doris A. Bernar
             Communications Manager & Assistant Corporate Secretary
             Phone (630) 954-0495    (630) 954-0592 fax
             invest@genp.com    e-mail


          General Employment Reports Second Quarter Results


  OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX:
  JOB) announced its results for the quarter ended March 31, 2005.

                       Second Quarter Results

  The Company reported net income of $21,000 for the quarter ended March 31, 2005, compared with a net loss of $445,000, or $.09 per share, for the same quarter last year.

  The Company's consolidated net revenues for the quarter were $4,752,000,up 12% from $4,231,000 for the same quarter last year. Contract service revenues of $2,771,000 were down 4%, while placement service revenues of $1,981,000 increased 46%.

  Commenting  on the Company's performance for the quarter,  Herbert
  F. Imhoff, Jr., board chairman and CEO said, "The demand for the Company's placement services has strengthened considerably since the second quarter of last year. The increase in placement service revenues was achieved through a combination of a 32%
  increase in the number of placements and a 9% increase in the average placement fee. Contract service revenues were down for the quarter due to a 5% decrease in billable hours. The increase in consolidated revenues enabled the Company to return to profitability for the quarter."

  Mr. Imhoff added, "Continued improvement for the Company will depend on continued improvement in the national jobs market."

                         Six Months Results

  For the six months ended March 31, 2005, the Company had net income of $140,000, or $.03 per share, compared with a net loss of $907,000, or $.18 per share, for the same period last year.
  Consolidated net revenues for the six-month period were $9,634,000, up 14% compared with $8,461,000 last year.


                        Business Information

  This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures,  the  ability  of the Company  to  attract  and  retain qualified
  personnel for regular full-time placement and contract assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

  General Employment provides professional staffing services through a network of 19 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.




                GENERAL EMPLOYMENT ENTERPRISES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)

                                           Three Months          Six Months
                                          Ended March 31       Ended March 31
                                          2005      2004       2005      2004

  Net revenues:
    Contract services                   $ 2,771   $ 2,877    $ 5,730  $ 5,936
    Placement services                    1,981     1,354      3,904    2,525
    Net revenues                          4,752     4,231      9,634    8,461

  Operating expenses:
    Cost of contract services             1,977     2,120      4,060    4,261
    Selling                               1,257       866      2,411    1,651
    General and administrative            1,510     1,638      3,056    3,392
    Total operating expenses              4,744     4,624      9,527    9,304

  Income (loss) from operations               8      (393)       107     (843)
  Investment income                          13         6         33       23

  Income (loss) from
     continuing operations                   21      (387)       140     (820)
  Loss from discontinued operations(1)       --       (58)        --      (87)
    Net income (loss)(2)                $    21   $  (445)   $   140  $  (907)

  Average number of shares:
    Basic                                 5,141     5,132      5,139    5,127
    Diluted                               5,383     5,132      5,390    5,127

  Per share - basic and diluted:
    Income (loss) from continuing
       operations                       $    --   $  (.08)   $   .03  $  (.16)
    Loss from discontinued operations        --      (.01)        --     (.02)
    Net income (loss)                   $    --   $  (.09)   $   .03  $  (.18)

    __________________________________________________
  (1) In September 2004, the Company completed a transaction to sell the assets and business operations of its Pittsburgh, Pennsylvania staffing business, which is reflected as discontinued operations.

  (2) There were no provisions for income taxes for the periods ended March 31, 2005, because of the utilization of losses carried forward from prior years. There were no credits for income taxes as a result of the pretax losses for the periods ended March 31, 2004, because the losses were carried forward and there was not sufficient assurance that a future tax benefit would be realized.




                GENERAL EMPLOYMENT ENTERPRISES, INC.
          SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                           (In Thousands)




                                                   March 31      September 30
                                                     2005            2004

  Assets:
    Cash and cash equivalents                      $ 4,444         $ 4,437
    Accounts receivable, net, and
          other current assets                       2,354           2,319

       Total current assets                          6,798           6,756
    Property and equipment, net                        399             538

       Total assets                                $ 7,197         $ 7,294


  Liabilities and shareholders' equity:
    Current liabilities                            $ 1,884         $ 2,126
    Shareholders' equity                             5,313           5,168

       Total liabilities and shareholders' equity  $ 7,197         $ 7,294